Exhibit 10.3

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This AGREEMENT (“AGREEMENT”) is made on this 21st day of June, 2010, by and between THE BOARD OF REGENTS (“BOARD”) of THE UNIVERSITY OF TEXAS SYSTEM (“SYSTEM”), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER (“UTMDACC”), a component institution of SYSTEM, and Moleculin, LLC, a limited liability company organized and existing under the laws of the state of Texas, having a principal place of business located at 1973 West Clay, Houston, Texas 77019 (“LICENSEE”).

RECITALS

A.	BOARD owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to LICENSED SUBJECT MATTER developed at UTMDACC.

B.	BOARD, through UIMDACC, desires to have the LICENSED SUBJECT MATTER developed in the LICENSED FIELD and used for the benefit of LICENSEE, BOARD, SYSTEM, UTMDACC, the inventor(s), and the public as outlined in BOARD’s Intellectual Property Policy.

C.	LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

I.           EFFECTIVE DATE

1.1	This AGREEMENT is effective as of the date written above (“EFFECTIVE DATE”).

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II.          DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1	AFFILIATE means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

2.2	GENERIC PRODUCT means any pharmaceutical product that: (a) competes directly with a LICENSED PRODUCT in the country of SALE; (b) contains an active ingredient that is covered by the TECHNOLOGY RIGHTS and/or PATENT RIGHTS and such active ingredient in the pharmaceutical product is the same active ingredient contained in the LICENSED PRODUCT; (c) has obtained marketing approval on an expedited or abbreviated basis in connection with the MARKETING APPROVAL of the LICENSED PRODUCT; and (d) is SOLD in the same country as the LICENSED PRODUCT by a third party that is not a sublicensee of LICENSEE or its AFFILIATES and who did not purchase such pharmaceutical product in a chain of distribution that included any of LICENSEE, its AFFILIATES or sublicensees.

2.3	IND means the application submitted to the United States Food and Drug Administration (“FDA”) for approval to conduct a clinical investigation with an investigational new drug, as more specifically defined by 21 C F R §312 et seq, or any future revisions or substitutes thereof, or an equivalent foreign filing in any jurisdiction other than the United States.

2.4	LICENSED FIELD means all fields of use.

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2.5	LICENSED PRODUCT means any product or service sold by LICENSEE or its AFFILIATES or sublicensees comprising, using or made through the use of LICENSED SUBJECT MAT TER pursuant to this AGREEMENT.

2.6	LICENSED SUBJECT MATTER means PATENT RIGHTS and/or TECHNOLOGY RIGHTS within LICENSED FIELD.

2.7	LICENSED TERRITORY means worldwide.

2.8	MARKETING APPROVAL means the regulatory approval necessary to market and sell a LICENSED PRODUCT in a country.

2.9	NDA means the application submitted to the FDA for approval to market a new drug, as more specifically defined in 21 C.F.R. § 314 et seq., or any future revisions or substitutes thereof, or an equivalent foreign filing in any jurisdiction other than the United States.

2.10	NET SALES means the gross revenues received by LICENSEE or its AFFILIATES or sublicensees from a SALE less: (a) cash, trade or quantity discounts, credits or allowances actually granted; (b) sales and/or use taxes actually paid; (c) import and/or export duties actually paid; (d) outbound transportation (including insurance) actually prepaid or allowed; (e) amounts actually allowed, credited, refunded or rebated due to returns, rejections or recalls (not exceeding the original billing or invoice amount); (f) retroactive price reductions that are actually allowed or granted; (g) payments or rebates legally owed and paid in connection with sales of LICENSED PRODUCT to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs; and (h) amounts written off as uncollectible bad debt, all as recorded by LICENSEE or its AFFILIATES or sublicensees in their official books and records in accordance with generally accepted accounting practices and consistent with their published financial statements and/or regulatory filings with the United States Securities and Exchange Commission, if applicable.

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2.11	OTHER SUBLICENSEE CONSIDERATION shall mean any and all consideration, other than royalties for NET SALES (provided that UTMDACC has been paid the royalty specified in Section 4.1(d) for such NET SALES), debt, research and development funds, and EXCLUDED AMOUNTS, as defined below, received by LICENSEE from any sublicensee pursuant to Sections 3.3 and 3.4 as consideration for the sublicense, including, but not limited to, up-front, marketing, distribution, franchise, and option payments, license and documentation fees, and bonus and milestone payments.. Notwithstanding the foregoing, if LICENSEE receives a bona fide milestone payment from a sublicensee for achieving one of the milestones specified in Section 4.1(f), then for purposes of calculating OTHER SUBLICENSEE CONSIDERATION, LICENSEE may deduct the amount actually paid to UTMDACC by LICENSEE for achieving such milestone from the amount received by LICENSEE from the sublicensee for achieving the milestone. In addition, if LICENSEE receives a payment from a sublicense as a bona fide reimbursement for patent prosecution expenses for PATENT RIGHTS, then for purposes of calculating OTHER SUBLICENSEE CONSIDERATION, LICENSEE may deduct the amount actually paid to UTMDACC by LICENSEE as reimbursement for patent prosecution expenses from the amounts received by LICENSEE from the sublicensee as reimbursement of patent prosecution expenses.

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For purposes of clarification, consideration received by LICENSEE from a sublicensee for equity securities of LICENSEE shall not be considered OTHER SUBLICENSEE CONSIDERATION, except that premiums paid by a sublicensee for equity securities of LICENSEE over the fair market value of such securities shall be considered OTHER SUBLICENSEE CONSIDERATION As used herein, “EXCLUDED AMOUNTS” shall mean: (1) any payment received by or on behalf of LICENSEE from a sublicensee for the supply of goods and/or services (including LICENSED PRODUCTS) to such sublicensee, provided that the sublicensee is not the end user of such goods or services, and provided further that UTMDACC has been paid the royalty specified in Section 4.1(d) for NET SALES upon SALE of the LICENSED PRODUCT to the end user; and (2) payment received by LICENSEE from a sublicensee for providing LICENSED PRODUCT to said sublicensee for use in a clinical study or other research necessary or useful to obtain MARKETING APPROVAL of a LICENSED PRODUCT, provided that such payment does not exceed LICENSEE’s actual cost for providing such LICENSED PRODUCT to said sublicensee

2.12	PATENT RIGHTS means BOARD’s rights in the information and discoveries described in invention disclosures, or claimed in any patents and/or patent applications, whether domestic or foreign, as identified in Exhibit I attached hereto, and all divisionals, continuations, continuations-in-part (to the extent the claims of such continuations-in-part are entitled to claim priority to the aforesaid patents and/or patent applications identified in Exhibit I), reissues, reexaminations, or extensions of the patents and/or patent applications identified in Exhibit I, any foreign equivalents of the foregoing, and any letters patent, domestic or foreign that issue thereon.

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2.13	PHASE I STUDY means: (a) that portion of the FDA submission and approval process which provides for the first introduction into humans of a product with the purpose of determining human toxicity, metabolism, absorption, elimination and other pharmacological action as more specifically defined in 21 C.F.R. § 312.21(a) or any future revisions or substitutes thereof; or (b) a similar clinical study in any national jurisdiction other than the United States.

2.14	PHASE II STUDY means: (a) that portion of the FDA submission and approval process which provides for early controlled clinical studies conducted to obtain preliminary data on the effectiveness of a product for a particular indication, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R § 312.21(b) or any future revisions or substitutes thereof; or (b) a similar clinical study in any national jurisdiction other than the United States.

2.15	PHASE III STUDY means: (a) that portion of the FDA submission and approval process in which expanded clinical studies are conducted to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of a product, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R § 312.21(c) or any future revisions or substitutes thereof; or (b) a similar clinical study in any national jurisdiction other than the United States.

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2.16	SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE, an AFFILIATE, a sublicensee (provided that the transfer to the sublicensee is not for end use by the sublicensee for purposes other than research or development) or a ROYALTY-FREE PRACTITIONER As used herein, “ROYALTY-FREE PRACTITIONER” means UTMDACC and the following individuals: Charles Conrad, Jr., M.D., M Talpaz, M.D., A. Heimberger, M.D., and Jeffrey N. Myers, M.D, Ph.D (“PHYSICIAN INVENTORS”), and any partner or associate who practices medicine with one or more of the PHYSICIAN INVENTORS, but with respect to such partner or associate, only for such time as he/she is engaged in a bona fide medical practice with one or more of the PHYSICIAN INVENTORS.

2.17	TECHNOLOGY RIGHTS means BOARD’s rights in any and all technical information, know-how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data created by the inventor(s) listed in Exhibit I at UTMDACC before the EFFECTIVE DATE, which are not claimed in PATENT RIGHTS but that are necessary for practicing PATENT RIGHTS.

2.18	VALID CLAIM means a claim of: (i) an issued and unexpired patent included within the PATENT RIGHTS, unless: the claim has been held unenforceable or invalid by the final, un-reversed decision of a court or other government body of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal; the claim has been irretrievably abandoned or disclaimed; or the claim has been otherwise finally admitted or determined to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise; or (ii) a pending patent application within the PATENT RIGHTS to the extent the claim continues to be prosecuted in good faith and has not been pending for more than seven (7) years from its priority date.

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III.           LICENSE

3.1	BOARD, through UTMDACC, hereby grants to LICENSEE a royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to research, develop, manufacture, have manufactured, use, import, offer to sell and/or sell LICENSED PRODUCTS within LICENSED TERRITORY for use within LICENSED FIELD This grant is subject to Sections 14.2, 14.3, 14.5 and 14.6 hereinbelow, the timely payment by LICENSEE to UTMDACC of all consideration as provided herein (subject to the thirty (30) calendar day cure period provided in Section 13.3(b), if applicable), the timely payment of all amounts due under any related sponsored research agreement between UTMDACC and LICENSEE in effect during this AGREEMENT (subject to any cure period provided in such sponsored research agreement), and is further subject to the following rights retained by BOARD and UTMDACC to:

(a)	Publish the general scientific findings from research related to LICENSED SUBJECT MATTER, subject to the terms of ARTICLE XI–Confidential Information and Publication; and

(b)	Use LICENSED SUBJECT MATTER for patient care at UIMDACC facilities, and for non-commercial research, teaching and other academically-related purposes. For purposes of clarification, and not by way of limitation, the rights retained by the BOARD and UIMDACC pursuant to this Section 3.1 do not include the right to engage in research sponsored by a commercial, for-profit entity.

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3.2	LICENSEE may extend the license granted herein to any AFFILIATE provided that the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE. LICENSEE agrees to deliver such written consent to UTMDACC within thirty (30) calendar days following execution thereof.

3.3	LICENSEE may grant sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT provided that LICENSEE is responsible for its sublicensees relevant to this AGREEMENT, and for diligently collecting all amounts due LICENSEE from sublicensees. If a sublicensee pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, LICENSEE, to the extent allowed under applicable law and in a timely manner, agrees to use commercially reasonable efforts to collect all consideration owed to LICENSEE and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction.

3.4	LICENSEE must deliver to UTMDACC a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) calendar days after execution, modification, or termination.

3.5	If this AGREEMENT is terminated pursuant to ARTICLE XIII - Term and Termination, BOARD and UTMDACC agree to accept as successors to LICENSEE, existing sublicensees in good standing at the date of termination provided that each such sublicensee consents in writing to be bound by all applicable terms and conditions of this AGREEMENT.

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IV.          CONSIDERATION, PAYMENTS AND REPORTS

4.1	In consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, LICENSEE agrees to pay UTMDACC the following:

(a)	All out-of-pocket expenses incurred by UTMDACC in filing, prosecuting, and maintaining PATENT RIGHTS after February 15, 2010 and prior to the EFFECTIVE DATE, and all such future expenses incurred by UTMDACC, for so long as, and in such countries as this AGREEMENT remains in effect. UTMDACC will invoice LICENSEE sixty (60) days after the AGREEMENT has been fully executed by all parties for expenses incurred after February 15, 2010 and prior to the EFFECTIVE DATE, and will invoice LICENSEE on a quarterly basis thereafter for expenses incurred on or after the EFFECTIVE DATE. Together with each such invoice, UTMDACC will provide reasonable documentation of such expenses, including copies of the original invoices from the corresponding law firm The invoiced amounts will be due and payable by LICENSEE within thirty (30) calendar days of the receipt of the invoice; and

(b)	A nonrefundable license documentation fee in the amount of $223,585.25, which includes estimated patent expenses incurred on or prior to February 15, 2010 This fee will not reduce the amount of any other payment provided for in this ARTICLE IV, and is due and payable within sixty (60) calendar days after the AGREEMENT has been fully executed by all parties or by August 15, 2010 (provided that this AGREEMENT has been executed by all PARTIES by August 10, 2010), whichever is earlier This license documentation fee is not subject to the thirty (30) calendar day cure period set forth in Section 13.3(b); and

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(c)	The following nonrefundable annual maintenance fees (“Annual Maintenance Fee(s)”) due and payable (without invoice) within thirty (30) calendar days of the applicable anniversary of the EFFECTIVE DATE until the first SALE following MARKETING APPROVAL in any country of any LICENSED PRODUCT as follows:

(i)          $20,000.00 due and payable within thirty (30) calendar days of the first anniversary of the EFFECTIVE DATE; and

(ii)         Thereafter, the Annual Maintenance Fee shall be due and payable within thirty (30) calendar days of each subsequent anniversary of the EFFECTIVE DATE, and shall increase by $10,000.00 per year up to a maximum of $100,000.00 until the first SALE following MARKETING APPROVAL in any country of any LICENSED PRODUCT (i.e., $30,000.00 shall be due and payable within thirty (30) calendar days of the second anniversary of the EFFECTIVE DATE, $40,000.00 shall be due and payable within thirty (30) calendar days of the third anniversary of the EFFECTIVE DATE, $50,000.00 shall be due and payable within thirty (30) calendar days of the fourth anniversary of the EFFECTIVE DATE, etc.). The Annual Maintenance Fee will not reduce the amount of any other payment provided for in this ARTICLE IV; and

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(d)	A running royalty due and payable quarterly as set forth in Section 4.4, calculated as follows:

(i)	FOR LICENSED PRODUCTS APPROVED FOR DERMATOLOGICAL USE: a running royalty of two and one half percent (2.5%) of NET SALES, whether made by LICENSEE, a sublicensee or AFFILIATE; and

(ii)	FOR ALL OTHER LICENSED PRODUCTS: a running royalty of four percent (4.0%) of NET SALES whether made by LICENSEE, a sublicensee or AFFILIATE.

In the event that a LICENSED PRODUCT is not covered by a VALID CLAIM in the country of SALE at the time of SALE, and LICENSEE is not taking any deductions under Section 4.2 or 4.3, below, then LICENSEE may reduce the running royalties specified in this Section 4.1 (d)(i) and (ii) for NET SALES of such LICENSED PRODUCT to fifty percent (50%) of the original amount, i.e., to one and one quarter percent (1.25%) and two percent (2%), respectively, in the country of such SALE. In addition, if a LICENSED PRODUCT is not covered by a VALID CLAIM in the country of SALE, LICENSEE is not taking any deductions under Section 4.2 or 4.3, below, and a GENERIC PRODUCT that competes with such LICENSED PRODUCT is being SOLD in that country, then LICENSEE may reduce the running royalties specified in this Section 4.1 (d)(i) and (ii) for NET SALES of those LICENSED PRODUCTS with which the GENERIC PRODUCT competes (1) to twenty-five percent (25%) of the original amount for NET SALES by LICENSEE or its AFFILIATES, i.e., to six hundred twenty five divided by one thousand percent (0.625%) and one percent (1%), respectively, in the country of such SALE, and (2) to twenty-five percent (25%) of the royalties received by LICENSEE from a sublicensee for NET SALES by sublicensee. Notwithstanding anything to the contrary in this AGREEMENT, LICENSEE’s royalty obligation with respect to NET SALES by any sublicensee shall not exceed the royalties received by LICENSEE from such sublicensee for such NET SALES. Beginning on the fifteenth anniversary of the EFFECTIVE DATE, LICENSEE shall not be obligated to pay running royalties pursuant to this Section 4.1(d) for NET SALES of LICENSED PRODUCTS if the LICENSED PRODUCT is no longer covered by a VALID CLAIM in the country of SALE; and

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(e)	Following the first SALE after MARKETING APPROVAL has been obtained in any country for any LICENSED PRODUCT, minimum annual royalties (“Minimum Annual Royalties”) of $200,000.00, due and payable (without invoice) within thirty (30) calendar days of the first and subsequent anniversaries of the EFFECTIVE DATE which follow the first SALE to occur after MARKETING APPROVAL has been obtained in any country for any LICENSED PRODUCT. Running royalties accrued under Section 4.1(d) and actually paid to UTMDACC for NET SALES made during the twelve month period preceding an anniversary of the EFFECTIVE DATE may be credited against the Minimum Annual Royalties due on that anniversary date Notwithstanding the foregoing, beginning on the fifteenth anniversary of the EFFECTIVE DATE, LICENSEE’s obligation to pay a Minimum Annual Royalty pursuant to this Section 4.1(e) shall cease if there are no VALID CLAIMS in any country covering any LICENSED PRODUCT being sold by LICENSEE, its sublicensees or AFFILIATES; and

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(f)	The following one-time milestone payments, regardless of whether the milestone is achieved by LICENSEE, a sublicensee or AFFILIATE:

(1)	Commencement of the first PHASE III STUDY for a LICENSED PRODUCT within the United States, Europe, China or Japan: $100,000.00;

(2)	Submission of the first NDA for a LICENSED PRODUCT within the United States: $500,000.00; and

(3)	Receipt of the first MARKETING APPROVAL of a LICENSED PRODUCT in the United States: $600,000.00.

Each of the foregoing milestone payments shall be made by LICENSEE to UTMDACC (without invoice) within thirty (30) calendar days of achieving the milestone event and shall not reduce the amount of any other payment provided for in this ARTICLE IV, except as provided Section 2.11. Each of the foregoing milestone payments shall be paid only once regardless of the number of different LICENSED PRODUCTS that achieve such milestone; and

(g)	The following percentages of OTHER SUBLICENSEE CONSIDERATION, as defined above:

(1)	Twenty percent (20%) of all OTHER SUBLICENSEE CONSIDERATION received prior to the Commencement of the first PHASE II STUDY of a LICENSED PRODUCT; and

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(2)	Ten percent (10%) of all OTHER SUBLICENSEE CONSIDERATION received on or after the Commencement of the first PHASE II STUDY of a LICENSED PRODUCT; and

(h)	An Assignment Fee of $25,000.00 (in consideration for UTMDACC allowing the assignment), due and payable prior to any assignment of this AGREEMENT that requires UTMDACC’s consent pursuant to Section 12.1 below; and

(i)	In the event of a liquidation event that is above $20 Million in value, a payment of $250,000.00 due within thirty (30) calendar days of such liquidation event. This Section 4.1(i) shall not reduce the amount of any other payment provided for in this ARTICLE IV, except that no Assignment Fee shall be due under Section 4.1(h) if the $250,000.00 payment provided in this Section 4.1(i) is timely paid to UTMDACC

As used in this Section 4.1, “Commencement” shall be deemed to occur upon first administration of a LICENSED PRODUCT or placebo to any patient enrolled in the applicable study.

4.2	If LICENSEE or its AFFILIATE or sublicensee is obligated to pay running royalties to a third party in order to SELL a LICENSED PRODUCT to avoid infringing such third party’s rights which dominate BOARD’S PATENT RIGHTS (the basis for such obligation to be communicated to BOARD, orally or in writing, at LICENSEE’s discretion, by an independent, qualified patent attorney in a manner that preserves the content of such communication as confidential and attorney-client privileged), then the running royalty rate due UTMDACC under Section 4.1(d)(i) or 4.1(d)(ii) (whichever is applicable) shall be reduced by the running royalty rate actually being paid to such third party, provided, however, the running royalty rate due UTMDACC under Section 4.1(d)(i) or 4.1(d)(ii) will not be reduced by more than one-half the rates stated above.

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4.3	In the event that a LICENSED PRODUCT is sold in combination with one or more other functional components for which no royalty would be due hereunder if sold separately (“Combination Product(s)”) and no deduction is being made pursuant to Section 4.2, then the running royalty due for NET SALES of the Combination Product will be calculated by multiplying the royalty rate set forth in Section 4.1(d)(i) or 4.1(d)(ii) above (whichever is applicable) by the total NET SALES received for the Combination Product, and then multiplying the resulting product by the fraction, A/(A+B), where A is the average sale price of the LICENSED PRODUCT when sold by LICENSEE separately, and B is the average sale price of all other functional component(s) included in the Combination Product when sold by LICENSEE separately. In the event either the component that is a LICENSED PRODUCT or the other functional component(s) included in the Combination Product are not sold separately, then the running royalty due for NET SALES of the LICENSED PRODUCT sold as part of a Combination Product will be calculated by multiplying the royalty rate set forth in 4.1(d)(i) or 4.1(d)(ii) above (whichever is applicable) by the NET SALES received for the Combination Product, and then multiplying the resulting product by the fraction, F/(F+G) where F is the fair market value of the component that is a LICENSED PRODUCT, and G is the fair market value for each of the other functional component(s) included in the Combination Product, such fair market values to be mutually agreed in good faith by LICENSEE and UTMDACC prior to sales of such Combination Products.. LICENSEE will not sell LICENSED PRODUCTS as a Combination Product until the applicable fair market values have been resolved Notwithstanding the foregoing, in no event shall the running royalty payment due to UTMDACC for the sale of a Combination Product be less than one half of the rates specified in 4.1(d)(i) or 4.1(d)(ii) above (whichever is applicable).

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4.4	Unless otherwise provided, all such payments are payable within sixty (60) calendar days after March 31, June 30, September 30, and December 31 of each year during the term of this AGREEMENT, at which time LICENSEE will also deliver to UTMDACC a true and accurate report, giving such particulars of the business conducted by LICENSEE, its AFFILIATES and its sublicensees, if any exist, during the preceding three (3) calendar months under this AGREEMENT as necessary for UTMDACC to account for LICENSEE’s payments hereunder. This report will include pertinent data, including, but not limited to:

(a)	the accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by LICENSEE since the previous report; and

(b)	a list of LICENSED PRODUCTS SOLD in the three (3) preceding calendar months categorized by (i) the technology it relates to under PATENT RIGHTS; (ii) whether such LICENSED PRODUCTS have been approved for dermatological use, and (iii) whether such LICENSED PRODUCTS were SOLD by (1) LICENSEE or its AFFILIATES or (2) LICENSEE’s sublicensees; and

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(c)	the total quantities of LICENSED PRODUCTS SOLD by the categories listed in Section 4.4(b); and

(d)	the total SALES by the categories listed in Section 4.4(b); and

(e)	the calculation of NET SALES by the categories listed in Section 4.4(b); and

(f)	the royalties so computed and due UTMDACC by the categories listed in Section 4.4(b) and/or minimum royalties; and

(g)	all consideration received from each sublicensee and a calculation of the payments due UTMDACC; and

(h)	all other amounts due UTMDACC herein.

Simultaneously with the delivery of each such report, LICENSEE agrees to pay UTMDACC the amount due, if any, for the period of such report. These reports are required even if no payments are due.

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4.5	During the term of this AGREEMENT and for one (1) year thereafter, LICENSEE agrees to keep complete and accurate records of its and its AFFILIATES’ and sublicensees’ SALES and NET SALES and amounts received from its sublicensees hereunder, each in sufficient detail to enable the royalties and other payments due hereunder to be determined LICENSEE agrees to permit UTMDACC or its representatives, at UTMDACC’s expense, to periodically examine, no more than once per calendar year, LICENSEE’s books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT, provided, however, that any reexamination of books, ledgers or records previously examined for verification of a report pursuant to this Section 4.5 shall be solely for the purposes of comparing such previously examined books, ledgers or records with those other books, ledgers or records that have not yet been examined, and such reexamination shall not include any verification of any report covered by such previously examined books, ledgers, or records. If any amounts due UTMDACC are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then LICENSEE will pay the cost of the examination, the past due amount and accrued interest at the lesser rate of either: (1) the prime rate as published in the Wall Street Journal plus two percent (2%); or (2) the highest rate allowed by law, provided, however, that LICENSEE will not owe any accrued interest upon any amounts that should have been paid five (5) or more years before the date of the examination.

4.6	Within thirty (30) calendar days following each anniversary of the EFFECTIVE DATE, LICENSEE will deliver to UTMDACC a true and accurate, signed, written progress report that summarizes: (i) LICENSEE’s efforts and accomplishments during the prior year to diligently commercialize LICENSED PRODUCTS; and (ii) LICENSEE’s development and commercialization plans with respect to LICENSED PRODUCTS for the next year. The report shall also cover such activities by AFFILIATES and sublicensees. The report shall contain the following information to the extent relevant to the activities under the AGREEMENT:

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(a)	The name of the LICENSEE, the names of any AFFILIATES and sublicensees, and the products and services being developed and/or commercialized;

(b)	The progress toward completing and the plans for completing the applicable milestone events specified in Sections 4.1(f) and 13.2(b); and

(c)	The research and development activities, including status and plans for obtaining any necessary MARKETING APPROVALS, performed during the past year, and the plans for research and development activities for the next year.

4.7	All amounts payable hereunder by LICENSEE will be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind; provided, however, that if LICENSEE has used good faith, diligent efforts to seek all available exemptions from or reductions in withholding taxes to which BOARD and/or UTMDACC are entitled, then LICENSEE may deduct those withholding taxes LICENSEE is required by law to withhold from the amounts payable to UTMDACC. Checks are to be made payable to “The University of Texas M. D. Anderson Cancer Center,” and sent by United States mail to Box 4390, Houston, Texas, 77210-4390, or by wire transfer to:

JPMorgan Chase Bank, N.A

910 Travis

Houston, Texas 77002

SWIFT: CHASUS33 (for international wires only)

ABA ROUTING NO:

ACCOUNT NAME: Univ. of Texas M. D. Anderson Cancer Center

ACCOUNT NO.: 1

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REFERENCE: include title and EFFECTIVE DATE of AGREEMENT and type of payment (e.g., license documentation fee, milestone payment, royalty [including applicable patent/application identified by MDA reference number and patent number or application serial number], or maintenance fee, etc.)

4.8	No payments due or royalty rates owed under this AGREEMENT will be reduced as the result of co-ownership of LICENSED SUBJECT MATTER by BOARD and another party, including, but not limited to, LICENSEE.

4.9	In addition to the License Consideration, as set forth in Section 4.1, as compensation for UTMDACC’s investment in LICENSEE (including, but not limited to, indirect cash investments for licensing expenses), UTMDACC shall receive INVESTMENT EQUITY, as defined below INVESTMENT EQUITY as used in this Section 4.9, shall mean the amount of common stock (or the equivalent amount of equity if LICENSEE is a limited liability company or other legal structure) of LICENSEE equal to three and one half percent (3.5%) of the total issued and outstanding common stock of LICENSEE on a fully diluted basis (assuming conversion of all preferred stock and convertible debt and the exercise of any options, but not assuming any exercise of outstanding warrants) at the time LICENSEE commences the first PHASE II STUDY for any LICENSED PRODUCT LICENSEE shall issue INVESTMENT EQUITY to the BOARD, on behalf of UTMDACC (or their designee) on or before the earlier of (a) fifty (50) days after the commencement of such PHASE II STUDY; or (b) a merger or acquisition of LICENSEE. If requested by LICENSEE, to the extent authorized by the laws and the Constitution of the state of Texas, UTMDACC and/or BOARD shall execute one or more stockholders agreements, and/or similar agreements, reasonably acceptable to the parties, which may include rights of first refusal and other restrictions on transfer, substantially similar to that executed by the purchasers of LICENSEE’s common stock.

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V.          SPONSORED RESEARCH

5.1	If LICENSEE desires to sponsor research for or related to the LICENSED SUBJECT MATTER, LICENSEE will notify UTMDACC, and the parties will negotiate in good faith the terms of such sponsored research.

VI.          PATENTS AND INVENTIONS

6.1	If after consultation with LICENSEE both parties agree that a new patent application should be filed for LICENSED SUBJECT MATTER, UTMDACC will prepare and file appropriate patent applications, and LICENSEE will pay the cost of searching, preparing, filing, prosecuting and maintaining same. If LICENSEE notifies UTMDACC that it does not intend to pay the cost of a patent application in a specific country, or if LICENSEE does not respond or make an effort to agree with UTMDACC on the disposition of rights of the subject invention in such country, then UTMDACC may, but is not obligated to, file such patent application at its own expense and such patent application in such country shall cease to be included in the PATENT RIGHTS under this AGREEMENT. UTMDACC will consult with and keep LICENSEE fully informed of the status of any patent application or patent directed to the PATENT RIGHTS, and will provide LICENSEE with a copy of any patent applications for which LICENSEE has paid the cost of filing, as well as copies of any material documents received or filed during prosecution thereof, such as patent applications, office actions, and responses. UTMDACC will request that copies of all documents prepared by prosecution counsel for submission to governmental patent offices be provided to LICENSEE for review and comment prior to filing, to the extent practicable under the circumstances. UTMDACC shall consider comments made by LICENSEE regarding prosecution of the PATENT RIGHTS in good faith, but shall not be required to implement them UTMDACC will not knowingly abandon any patent application or patent for which LICENSEE is paying the costs of prosecution without reasonable notice to LICENSEE. If LICENSEE is not in default on any of its obligations under this AGREEMENT, UTMDACC shall consider in good faith any requests made by LICENSEE to continue prosecution, but the final decision to continue or abandon shall be in UTMDACC’s sole discretion The parties agree that they share a common legal interest to get valid enforceable patents and that each party will maintain as privileged all information received pursuant to this Section 6.1 In addition, such information shall be considered to fall within the definition of “Confidential Information” as set forth in Section 11.1, last paragraph, whether or not marked “confidential”.

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VII.           INFRINGEMENT BY THIRD PARTIES

7.1	LICENSEE, at its expense, shall have the first right to enforce any patent exclusively licensed hereunder against infringement by third parties and is entitled to retain recovery from such enforcement, which right may be granted by LICENSEE to its AFFILIATE or sublicensee. After reimbursement of reasonable legal costs and expenses related to such recovery incurred by LICENSEE, its AFFILIATE or sublicensee, LICENSEE agrees to pay UTMDACC either: (a) the applicable royalty detailed in Section 4.1(d) for any monetary recovery that is for sales of LICENSED PRODUCTS lost due to the infringement and fifty percent (50%) of related punitive damages received by LICENSEE or its AFFILIATE; or (b) fifty percent (50%) of reasonable royalties awarded and received by LICENSEE or its AFFILIATE, and fifty percent (50%) of related punitive damages received by LICENSEE or its AFFILIATE in any monetary recovery in which the award is for reasonable royalties. If either LICENSEE or UTMDACC’s Office of Technology Commercialization becomes aware of any infringement or potential infringement of the PATENT RIGHTS, each shall promptly notify the other of such in writing. If LICENSEE does not file suit against a substantial infringer or take alternative action reasonably acceptable to UTMDACC to end such infringement, within twelve (12) months of knowledge thereof, then, provided that such infringement is still on going, BOARD or UTMDACC may, at its sole discretion, enforce any patent licensed hereunder on behalf of itself and LICENSEE, with UTMDACC retaining all recoveries from such enforcement. In addition, as part of the resolution of such infringement, BOARD and UTMDACC may grant non-exclusive license rights to the alleged infringer notwithstanding LICENSEE’s exclusive license rights.
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7.2	In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

VIII.          PATENT MARKING

8.1	LICENSEE agrees that all packaging containing individual LICENSED PRODUCT(S), documentation therefor, and, when possible, actual LICENSED PRODUCT(S) sold by LICENSEE, AFFILIATES, and/or sublicensees of LICENSEE will be permanently and legibly marked with the number of any applicable patent(s) licensed hereunder in accordance with each country’s patent laws, including Title 35, United States Code, to the extent such marking is necessary or required to fully preserve PATENT RIGHTS in each such country.

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IX.          INDEMNIFICATION AND INSURANCE

9.1	LICENSEE agrees to hold harmless, defend and indemnify BOARD, SYSTEM, UTMDACC, their Regents, officers, employees, students and agents (“Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from claims or demands brought by third parties against an Indemnified Party on account of any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with this AGREEMENT or the exercise or practice of the rights granted hereunder by or under authority of LICENSEE, its AFFILIATES, or their sublicensees, or third party wholesalers or distributors, or physicians, hospitals or other healthcare providers who purchase a LICENSED PRODUCT, provided however, that the following is excluded from LICENSEE’s obligation to indemnify and hold harmless:

(a)	the negligent failure of UTMDACC or SYSTEM to substantially comply with any applicable governmental requirements; and

(b)	the negligence or willful malfeasance by a Regent, officer, agent or employee of UTMDACC or SYSTEM.

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9.2	In no event shall BOARD, SYSTEM or UTMDACC be liable for any indirect, special, consequential, incidental, exemplary, or punitive damages (including, without limitation, damages for loss of profits or revenue) arising out of or in connection with the AGREEMENT or its subject matter, regardless of whether any such party knows or should know of the possibility of such damages. Other than for claims against LICENSEE for indemnification (Section 9.1) or for misuse or misappropriation or infringement of BOARD and/or UTMDACC’s intellectual property rights, LICENSEE will not be liable to BOARD and/or UTMDACC for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or revenue) arising out of or in connection with the AGREEMENT or its subject matter, regardless of whether LICENSEE knows or should have known of the possibility of such damages.

9.3	Beginning at the time when any LICENSED PRODUCT is being distributed or sold (including for the purpose of obtaining regulatory approvals) by LICENSEE, an AFFILIATE, or by a sublicensee, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000.00 per incident and $2,000,000.00 annual aggregate, and LICENSEE shall use reasonable efforts to have the BOARD, SYSTEM, UTMDACC, their Regents, officers, employees, students and agents named as additional insureds Such commercial general liability insurance shall provide: (i) product liability coverage; (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this AGREEMENT; and (iii) coverage for litigation costs The minimum amounts of insurance coverage required herein shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under this AGREEMENT.

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9.4	LICENSEE shall provide UTMDACC with written evidence of such insurance within thirty (30) calendar days of its procurement. Additionally, LICENSEE shall provide UTMDACC with written notice of at least fifteen (15) calendar days prior to the cancellation, non-renewal or material change in such insurance.

9.5	LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during: (i) the period that any LICENSED PRODUCT developed pursuant to this AGREEMENT is being commercially distributed or sold by LICENSEE, an AFFILIATE or by a sublicensee or agent of LICENSEE; and (ii) the five (5) year period immediately after such period.

X.           USE OF BOARD AND UTMDACC’S NAME

10.1	LICENSEE will not use the name of (or the name of any employee of) UTMDACC, SYSTEM or BOARD in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance express written consent of BOARD secured through:

The University of Texas

M. D. Anderson Cancer Center

Legal Services, Unit 0537

P. O. Box 301439

Houston, TX 77230-1439

ATTENTION: Lori D. Stiffler

Email: ldstiffl@mdanderson.org

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Notwithstanding the above, LICENSEE may use the name of (or name of employee of) UTMDACC, SYSTEM or BOARD to disclose the existence or status of this AGREEMENT in routine business correspondence, as needed in appropriate regulatory submissions, or as required by law, in each case without express written consent.

XI.          CONFIDENTIAL INFORMATION AND PUBLICATION

11.1	UTMDACC and LICENSEE each agree that Confidential Information of the other party, as defined below in this Section 11.1, which is disclosed to it by the other party pursuant to this AGREEMENT: (i) shall be received in strict confidence, (ii) shall be used only for the purposes of this AGREEMENT, and (iii) will not be disclosed by the recipient party (except as required by law, court order or regulation), its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:

(a)	was in the public domain at the time of disclosure; or

(b)	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; or

(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it; or

(d)	was already known by the recipient party at the time of disclosure; or

(e)	was independently developed by the recipient party without use of the disclosing party’s Confidential Information; or

(f)	is required by law, court order or regulation to be disclosed, provided that such party shall promptly notify the other party of such requirement and provide the other party an opportunity to challenge or limit the disclosure requirement and to seek confidential treatment or protection order, and that the Confidential Information so disclosed shall remain otherwise subject to the confidentiality and non-use obligations set forth above in this Section 11.1.

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“Confidential Information” of a party shall mean: (1) all information contained in documents marked “confidential” and disclosed by such party to the other party pursuant to this AGREEMENT; (2) orally disclosed information which is disclosed by such party to the other party pursuant to this AGREEMENT, summarized in writing, identified as “confidential” and delivered to recipient party; and (3) any confidential information disclosed by such party to the other party pursuant to the One-Way Confidential Disclosure Agreement dated March 6, 2008 between the parties (the “Existing CDA”) or the Option Agreement dated July 30, 2009 between the parties, as amended (the “Option Agreement”)

11.2	Subject to full compliance with Section 11.3, LICENSEE may disclose UTMDACC’s Confidential Information in confidence to its employees, consultants, AFFILIATES and potential or actual sublicensees, investors or other commercial partners, and in connection with the procurement of MARKETING APPROVAL for LICENSED PRODUCTS.

11.3	Each party’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party’s Confidential Information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this AGREEMENT is in force and for a period of three (3) years thereafter.

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11.4	UTMDACC reserves the right to publish the general scientific findings from research related to LICENSED SUBJECT MATTER, with due regard to the protection of LICENSEE’s Confidential Information UTMDACC will submit the manuscript of any proposed publication to LICENSEE at least thirty (30) calendar days before publication, and LICENSEE shall have the right to review and comment upon the publication in order to protect LICENSEE’s Confidential Information. Upon LICENSEE’s request, publication may be delayed up to sixty (60) additional calendar days to enable LICENSEE to secure adequate intellectual property protection of LICENSEE’s Confidential Information that would otherwise be affected by the publication.

XII.         ASSIGNMENT

12.1	Except to an AFFILIATE or in connection with the merger or acquisition of LICENSEE by a third party, or the sale of all or substantially all of LICENSEE’s assets to which this AGREEMENT relates to a third party, this AGREEMENT may not be assigned by LICENSEE without the prior written consent of UTMDACC, which will not be unreasonably withheld. For any assignment to be effective: (a) the LICENSEE must timely pay UTMDACC the Assignment Fee specified in Section 4.1(h), if applicable; and (b) the assignee must assume in writing (a copy of which writing will be provided to UTMDACC) all of LICENSEE’s interests, rights, duties, and obligations under the AGREEMENT and agree to comply with all terms and conditions of the AGREEMENT as if the assignee were the original party (i.e., the LICENSEE) to the AGREEMENT.

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XIII.         TERM AND TERMINATION

13.1	Subject to Sections 13.3 and 13.4 hereinbelow, the term of this AGREEMENT is from the EFFECTIVE DATE until the later of: (1) full end of the term or terms for which PATENT RIGHTS have not expired; or (2) if only TECHNOLOGY RIGHTS are licensed and no PATENT RIGHTS are applicable, for a term of fifteen (15) years Beginning on the fifteenth anniversary of the EFFECTIVE DATE, LICENSEE’s obligation to pay running royalties for NET SALES and Minimum Annual Royalties shall be governed by Section 4.1

13.2	(a) LICENSEE, directly or through its AFFILIATES and sublicensees, will use diligent efforts to make LICENSED PRODUCTS commercially available in the LICENSED FIELD within the LICENSED TERRITORY Without limiting the foregoing, LICENSEE, directly or through its AFFILIATES and sublicensees, will maintain a bona fide, funded, ongoing and active research, development, manufacturing, regulatory, marketing or sales program (all as commercially reasonable) to make LICENSED PRODUCTS commercially available to the public as soon as commercially practicable. LICENSEE shall promptly provide the annual progress reports specified in Section 4.6. If LICENSEE materially fails to fulfill these obligations, UTMDACC may treat such failure as a breach and terminate in accordance with Section 13.3.

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(b) In addition, UTMDACC shall have the right to terminate this AGREEMENT if LICENSEE fails to achieve either of the following two milestones:

(1)	beginning on or after the EFFECTIVE DATE, LICENSEE must raise an additional $1,500,000.00 in COMPANY FUNDING within twenty-four (24) months of the EFFECTIVE DATE. As used herein, “COMPANY FUNDING” shall mean that LICENSEE has received, during the time period specified, an aggregate of $1,500,000.00 in cash from any combination of the following: (i) net proceeds from the sale of equity securities; (ii) grant proceeds with no repayment requirement; (iii) debt or research funding proceeds; and/or (iv) net revenues from the sales of goods or services.

(2)	LICENSEE must file an IND for a PHASE I STUDY in the United States, any major country in Europe (i.e. France, Germany, Italy, Span or the United Kingdom) or China fox a LICENSED PRODUCT within thirty-six (36) months of the EFFECTIVE DATE, provided that such date may be extended as follows: LICENSEE may purchase a first twelve (12) month extension if LICENSEE pays UTMDACC the sum of $50,000.00 no later than thirty months after the EFFECTIVE DATE (“First Extension Fee”); and LICENSEE may purchase a second twelve (12) month extension (if licensee has timely paid the First Extension Fee) by paying an additional $200,000.00 to UTMDACC no later than forty-two (42) months after the EFFECTIVE DATE (“Second Extension Fee”). It is understood that time is of the essence with respect to the First and Second Extension Fees, and they are not subject to the thirty (30) calendar day cure period specified in Section 13.3(b).

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13.3	Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:

(a)	automatically, if LICENSEE becomes bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver or trustee, whether by voluntary act of LICENSEE or otherwise; or

(b)	upon thirty (30) calendar days written notice from UTMDACC, if LICENSEE materially breaches or defaults on the payment or report obligations of ARTICLE IV (excluding the license documentation fee specified in Section 4.1(b)), or use of name obligations of ARTICLE X, unless, before the end of the such thirty (30) calendar day notice period, LICENSEE has cured the material default or breach to UTMDACC’s reasonable satisfaction, and so notifies UTMDACC, stating the manner of the cure; or

(c)	upon ninety (90) calendar days written notice from UTMDACC if LICENSEE materially breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the such ninety (90) calendar-day notice period, LICENSEE has cured the material default or breach to UIMDACC’s reasonable satisfaction and so notifies UTMDACC, stating the manner of the cure; or

(d)	at any time by mutual written agreement between LICENSEE and UTMDACC upon one hundred eighty (180) calendar days written notice to all parties and subject to any terms herein which survive termination; or

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(e)	immediately, upon written notice from UTMDACC, if Section 13.2 or 15.9 is invoiced, or if LICENSEE is in breach of any representation or warranty set forth in Section 14.5; or

(f)	immediately, upon written notice from UTMDACC, if LICENSEE fails to timely pay the license documentation fee specified in Section 4.1(b); or

(g)	If LICENSEE has defaulted or been late on its payment obligations pursuant to this AGREEMENT on any two (2) occasions in a twelve (12)-month period. Notwithstanding the foregoing, LICENSEE may avoid termination under this Section 13.3(g), if LICENSEE pays all past due amounts and a default waiver fee of $50,000.00 within thirty (30) calendar days following the receipt of written notice from UTMDACC identifying the second payment default in the twelve (12) month period LICENSEE may avoid termination as provided in the foregoing sentence (by payment of all past due amounts and default waiver fee) a maximum of three (3) times during the term of this AGREEMENT. For purposes of clarification, a separate default waiver fee of $50,000.00 shall be due each time LICENSEE seeks to avoid termination under this provision. It is understood that time is of the essence with respect to the default waiver fees, and these fees are not subject to the thirty (30) day cure period specified in Section 13.3(b); or

(h)	for any reason upon thirty (30) calendar days written notice from LICENSEE to UTMDACC, provided that LICENSEE is not in default on or in breach of any of its obligations under this AGREEMENT.

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13.4	Upon termination of this AGREEMENT:

(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination; and

(b)	The parties agree that the provisions of ARTICLES IX (Indemnification and Insurance), X (Use of Board and UTMDACC’s Name) and XI (Confidential Information and Publication) of this AGREEMENT shall survive termination of this AGREEMENT; and

(c)	LICENSEE, its AFFILIATES and sublicensees may, for a period of one year after the effective date of the termination, sell all LICENSED PRODUCTS and parts therefor that it has on hand at the date of termination, if LICENSEE pays the earned royalty thereon and any other amounts due pursuant to ARTICLE IV of this AGREEMENT; and

(d)	Subject to Section 13.4(c), LICENSEE agrees to cease and desist any use and all SALE of the LICENSED SUBJECT MATTER and LICENSED PRODUCTS upon termination of this AGREEMENT; and

(e)	LICENSEE grants to BOARD and UTMDACC a nonexclusive royalty bearing license with the right to sublicense others with respect to improvements made by LICENSEE (including improvements licensed by LICENSEE from third parties) in the LICENSED SUBJECT MATTER, but only to the extent licensable or sublicensable by LICENSEE. LICENSEE and UTMDACC agree to negotiate in good faith the royalty rate for the nonexclusive license. BOARD’s and UTMDACC’s right to sublicense others hereunder is solely for the purpose of permitting others to develop and commercialize the entire technology package.

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XIV. WARRANTY: SUPERIOR-RIGHTS

14.1	Except for the rights, if any, of the Government of the United States of America as set forth below and except as set forth in Sections 14.5 and 14.6, below, BOARD represents and warrants its belief that (a) it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, (b) it has the sole right to grant licenses thereunder, and (c) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein.

14.2	LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America (“Government”) and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government’s rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail. LICENSEE agrees that LICENSED PRODUCTS used or SOLD in the United States, to the extent such LICENSED PRODUCTS were developed under a funding agreement with the Government, will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the GOVERNMENT. LICENSEE will promptly advise UTMDACC if such a written waiver is requested and/or obtained. If LICENSEE can establish that, under the circumstances, domestic manufacture is not commercially feasible, then upon LICENSEE’s request and at LICENSEE’s expense, UTMDACC will assist LICENSEE as reasonably necessary to obtain such a waiver.

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14.3	LICENSEE understands and agrees that BOARD and UTMDACC, by this AGREEMENT, make no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. BOARD and UTMDACC, by this AGREEMENT, also make no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will be held, by others or by BOARD or UTMDACC in the LICENSED FIELD, nor do BOARD and UTMDACC make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD.

14.4	LICENSEE, by execution hereof, acknowledges, covenants and agrees that LICENSEE has not been induced in any way by BOARD, SYSTEM, UTMDACC or employees thereof to enter into this AGREEMENT, and further warrants and represents that (a) LICENSEE is entering into this AGREEMENT voluntarily; (b) LICENSEE has conducted sufficient due diligence with respect to all items and issues pertaining to this AGREEMENT; and (c) LICENSEE has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

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14.5	UTMDACC previously entered into a Sponsored Laboratory Study Agreement dated April 19, 2007 (“SLSA”) with “Moleculin, Inc,” which addresses intellectual property rights and other rights between the parties under the SLSA. LICENSEE represents and warrants that LICENSEE (i.e., Moleculin, LLC, a limited liability company organized under the laws of the state of Texas) is the party that entered into the SLSA with UTMDACC, that the use of the term “Moleculin, Inc.” references in the SLSA was a typographical error and such term was intended to and did refer to Moleculin, LLC and, and as such, LICENSEE (Moleculin, LLC) holds and is entitled to exercise all rights that Moleculin, Inc. may have under the SLSA and that no other person or entity is entitled to exercise such rights. LICENSEE understands and agrees that if this representation is not true, then this AGREEMENT (including but not limited to, the license and all other rights granted under this AGREEMENT to LICENSEE) may be declared, at UTMDACC’s sole option, to be null and void. In addition, UTMDACC shall have the right, as provided in Section 13.3(e) to immediately terminate this AGREEMENT LICENSEE shall indemnify and hold BOARD, SYSTEM and UTMDACC harmless as provided in ARTICLE IX in the event of any breach by LICENSEE of the representations and warranties set forth in this Section 14.5.

14.6	Notwithstanding any provision herein to the contrary, LICENSEE understands and acknowledges that Dr. Bogdan Lesyng, of Warsaw, Poland, has asserted that he is a co-inventor of MDA03-123 and that, if appropriate, UTMDACC will add Dr. Lesyng as an inventor on any patent application or patents relating to MDA03-123. UTMDACC will promptly notify LICENSEE if Dr. Lesyng is added as an inventor. Dr. Lesyng is not an employee of nor was he an employee of BOARD or UTMDACC at the time MDA03-123 was created. If Dr. Lesyng is added as an inventor, LICENSEE understands and agrees that Dr. Lesyng will have an independent right to assign or to grant licenses under his interest in the patent or patent applications relating to MDA03-123. If Dr. Lesyng is added as an inventor, the license and any and all rights granted to LICENSEE under this AGREEMENT with respect to MDA03-123 (including all related patent applications, patents, PATENT RIGHTS and/or TECHNOLOGY RIGHTS), shall thereafter become an exclusive license with respect to BOARD’s interest only in such related patent applications or patents, and will thus no longer be an exclusive license with respect to such patent applications or patents. In the event LICENSEE’s rights to MDA03-123 become exclusive only with respect to BOARD’s interest, and are effectively reduced to non-exclusive as a result of Lesyng’s joint inventorship and/or ownership, LICENSEE shall have the tight to amend this AGREEMENT to delete MDA03-123 from EXHIBIT I. In either event, LICENSEE shall not be entitled to a refund or a reduction of any amounts due under ARTICLE IV.

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XV. GENERAL

15.1	This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and, as of the EFFECTIVE DATE, all other prior negotiations, representations, agreements and understandings are superseded hereby, including, but not limited to, the Existing CDA and the Option Agreement referenced in Section 11.1 and the SLSA referenced in Section 14.5. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties. Notwithstanding the foregoing, it is understood and agreed that the Agreement Consenting to Execution of MTA and Transfer of Corresponding Materials dated January 10, 2010 between UTMDACC and LICENSEE shall remain in full force and effect, and shall not be superseded by this AGREEMENT.

15.2	Any notice required by this AGREEMENT must be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of UTMDACC to:

The University of Texas M. D. Anderson Cancer Center

Office of Technology Commercialization

7515 S. Main, Suite 490, Unit 0510

Houston, Texas 77030

ATTENTION: Christopher C. Capelli, M. D.

or in the case of LICENSEE to:

Moleculin, LLC

1973 West Clay

Houston, Texas 77019

ATTENTION: Walter V. Klemp, Executive Chairman and Managing Member or other addresses as may be given from time to time under the terms of this notice provision.

15.3	LICENSEE must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT. LICENSEE acknowledges that the LICENSED SUBJECT MATTER is subject to U. S. export control jurisdiction. LICENSEE agrees to comply with all applicable international and national laws that apply to the LICENSED SUBJECT MATTER, including U.S. Export Administration Regulations, as well as end-user, end-use, and destination restrictions applied by the United States.

15.4	This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE consents to the jurisdiction and venue of such courts and hereby explicitly waives the tights to any other venue to which it might be entitled by cause of action, domicile or otherwise. Nothing in this AGREEMENT shall be deemed as a waiver by BOARD, SYSTEM or UTMDACC of its sovereign immunity.

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15.5	Any dispute or controversy arising out of or relating to this AGREEMENT, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of Houston, Harris County, Texas, in accordance with the applicable, then-current procedures of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of the LICENSED SUBJECT MATTER. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Section 15.5 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

15.6	Failure of BOARD, UTMDACC or LICENSEE to enforce a right under this AGREEMENT will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.

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15.7	Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

15.8	If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.

15.9	In the event that LICENSEE brings an action before any court, agency or tribunal seeking to invalidate or otherwise challenge the enforceability of or BOARD’s ownership of any patent included in the PATENT RIGHTS, then UTMDACC may immediately terminate this AGREEMENT upon written notice to LICENSEE. Any dispute regarding the validity, enforceability or ownership of any patent included in the PATENT RIGHTS shall be litigated in the courts located in Houston, Texas, and LICENSEE agrees not to challenge personal jurisdiction in that forum. To the extent that LICENSEE unsuccessfully challenges the validity or enforceability of any patent included in the PATENT RIGHTS, LICENSEE agrees to reimburse UTMDACC and BOARD for all costs and fees (including attorney’s fees) paid by UTMDACC and BOARD in defending against such challenge LICENSEE understands and agrees that, in the event LICENSEE successfully challenges the validity or enforceability of any patent included in the PATENT RIGHTS, all payments or other consideration made or otherwise provided by LICENSEE to UTMDACC prior to a final, non-appealable adjudication of invalidity and/or unenforceability shall be non-refundable. The obligations of this Section shall survive the expiration or termination of this AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE		MOLECULIN, LLC
UNIVERSITY OF TEXAS SYSTEM

By	/s/ John Mendelsohn	By	/s/ Walter V. Klemp
	John Mendelsohn, M.D.		Walter V. Klemp
	President		Executive Chairman and Managing
	The University of Texas		Member
M. D. Anderson Cancer Center

Date:	6/21/10	Date:	6.15.10

THE UNIVERSITY OF TEXAS
M. D. ANDERSON CANCER CENTER

By	/s/ Leon Leach
Leon Leach
Executive Vice President
The University of Texas
M. D. Anderson Cancer Center

Date:	6/21/10

Approved as to Content:

By	/s/ Christopher C. Capelli
Christopher C. Capelli, M.D.
Vice President, Technology Based Ventures Office of Technology Commercialization M. D. Anderson Cancer Center

Date:	6.16.10

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